EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Amendment no. 1 to the Registration Statement on Form S-1 of our report dated May 31, 2013, which report includes an explanatory paragraph as to an uncertainty with respect to Competitive Technologies, Inc. and Subsidiaries’ (“Company”) ability to continue as a going concern, relating to the consolidated financial statements of the Company appearing in the Company’s 2012 Form 10-K/A, Amendment No. 1, as of and for the year ended December 31, 2012, and to the reference of our firm under the heading of “experts” in the prospectus.

/s/ Mayer Hoffman McCann CPAs

(The New York Practice of Mayer Hoffman McCann P.C.)

New York, New York

September 12, 2013